Exhibit 99.2

FOR IMMEDIATE RELEASE             Investor/Media Contact: Dave Prichard
     608.278.6141

Spectrum Brands Holdings Announces Plans to Initiate
a Quarterly Dividend Starting in Fiscal 2013 of $0.25 per Share
and Declares a One-Time, Special Dividend of $1.00 per Share

Madison, WI, August 7, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a diversified and global consumer products company with market-leading brands, announced today that its Board of Directors approved plans to initiate a regular quarterly common stock dividend starting in fiscal 2013 of $0.25 per share and has declared a one-time, special dividend of $1.00 per share.
Beginning in fiscal 2013, the Company anticipates paying a quarterly dividend in March, June, September and December of each year.
The one-time, special dividend will be paid on Tuesday, September 18, 2012 to shareholders of record as of close of business on Monday, August 27, 2012.
“The initiation of a dividend is in recognition of our Company’s strong, consistent and ongoing ability to generate free cash flow. It also reinforces our commitment to deliver attractive returns to our shareholders,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “Going forward, we expect to utilize our cash flow to fund our regular dividend, further reduce leverage and make accretive, value-enhancing acquisitions. In future years after 2013, we expect to evaluate the opportunity to increase our dividend based on the growth of our free cash flow.”

Mr. Lumley continued, “The payment of a one-time, special dividend is in recognition of our strong results in 2012 and meant to allow shareholders to receive a dividend in 2012 that is equivalent to our planned quarterly dividend in 2013. We do not anticipate, and investors should not expect, payment of a special dividend in future years.”

David Maura, Chairman of Spectrum Brands Holdings, commented, “The actions the Company has announced today represent an important milestone for Spectrum Brands and reflect Spectrum Brands’ achievements to transform itself into a financially disciplined company focused on delivering value to its shareholders. Specifically, the Company has demonstrated a consistent ability to generate cash flow, has built a strong balance sheet and has proven its ability to grow the business profitably.” Mr. Maura added, “Initiation of a dividend is evidence of our focus on ensuring shareholders realize value from a total return perspective.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries. Spectrum Brands Holdings generated net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of the FURminator acquisition may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and its acquired companies, including FURminator, Russell Hobbs and other acquisitions, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.